Exhibit 10.32

March 9, 2020

Susan Wilkerson

Dear Susan:

We are very pleased to confirm our offer to you to join Veeco Instruments Inc. (“Veeco” or the “Company”) as Senior Vice President, Global Sales and Services, reporting to Bill Miller, Chief Executive Officer. In this capacity, you will be responsible for the leadership and management of Veeco’s global sales and services organization, including all of the Company’s sales and services resources and functions.

The elements of our offer are as follows:

●	Your bi-weekly base salary will be $14,423.08 which, when annualized, is equal to $375,000. The Company’s regular payday is every other Friday. Your salary will next be reviewed in connection with the Company’s 2021 compensation planning process, generally occurring in March 2021.

●	You will participate in a performance-based management bonus plan, beginning in 2020. Your target bonus will be 75% of your base earnings for the plan year (January 1 through December 31). As an additional inducement, we will guarantee that your 2020 award will be no less than $210,000. Awards under the plan are based on measures of both corporate financial performance and individual goals and objectives. Additional details describing the plan will be provided once you join Veeco.

●	As part of your offer, the Compensation Committee of the Board of Directors has approved a restricted stock award comprised of 66,667 shares under the Veeco Instruments 2019 Stock Incentive Plan. Restricted stock awards are subject to a substantial risk of forfeiture which will lapse, subject to your continued employment, over four (4) years in accordance to the following schedule (the “Vesting Schedule”): (i) 20% on the date which is twelve (12) months from the Award Date, (ii) 20% on the date which is eighteen (18) months from the Award Date, (iii) 20% on the date which is thirty (30) months from the Award Date, (iv) 20% on the date which is forty-two (42) months from the Award Date, and (v) 20% on the date which is forty-eight (48) months from the Award Date. Your award will be granted (the “Award Date”) on the first business day of the month following, or coinciding with, your hire date. This award is subject to your written acceptance of this Agreement and subsequent commencement of employment, the terms of the applicable plan, and any related award agreement. Additionally, we are pleased to commit that your 2021 equity award will be not less than 25,000 shares, which will likely be delivered in the form of performance-based restricted stock units (65%) and time-based restricted stock (35%).

●	In addition, we are pleased to provide you with a bi-weekly car allowance in the gross amount of $323.08 which, when annualized, is equal to $8,400. The Allowance is subject to applicable federal, state, and local taxes.

●	You will accrue vacation at the rate of twenty (20) days per year, earned at the rate of 6.16 hours for each bi-weekly payroll. The vacation accrual period runs from January 1st through December 31st.

●	It is agreed that the work location for this position will be your home office. Your assignment will require that you are available for travel to Veeco locations, customer facilities, and other destinations (domestic and international) as may be deemed necessary to successfully carry out your work responsibilities.

●	In addition to the foregoing, effective with your hire date, the Compensation Committee has named you as a participant in the Company’s Senior Executive Change in Control Policy. As a participant, you will be eligible for certain benefits in connection with a change in control. You will also be subject to the Veeco

Exhibit 10.32

Instruments Inc. Stock Ownership Guidelines. Additional information about the Senior Executive Change in Control Policy and Stock Ownership Guidelines are included in the attached documents. Finally, as we discussed, your position will be designated as an executive officer of the Company, which will require disclosure with the U.S. Securities and Exchange Commission of certain elements of your compensation.

●	Veeco offers a comprehensive benefit program that is summarized in the enclosed “Total Benefit Solutions” brochure. You will be eligible to enroll in the Company’s health and welfare benefits programs on the first of the month next following your start date and you will be eligible to enroll in the Company’s pre-tax 401(k) savings plan on the first day of the calendar quarter after you commence employment. Additional information regarding these benefits will be communicated to you in detail upon joining Veeco.

Susan, we are pleased to offer you this comprehensive compensation package. Additional information important to your joining Veeco includes the following:

●	Veeco is required by federal immigration laws to verify the identity and legal ability to work in the United States of all individuals employed by the Company. This offer of employment is contingent upon your ability to demonstrate valid work authorization at the time of your employment. Please bring proof of your eligibility to legally work in the United States with you on your first day of work. The list of acceptable documents (all must be unexpired) are included with the form (e.g.; valid U.S. passport (List A), driver’s license and Social Security Card (List B & C). This offer of employment is contingent upon our receiving favorable background and reference checks, including approved technology clearance for Veeco products, information and processes in compliance with U.S. Export Administration Regulations. During your initial employment period, before your technology clearance is received, you will have access only to unrestricted products, technologies and facilities.
●	Our Company promotes a drug-free work environment and in that regard we have implemented a pre-employment drug screening program for job applicants. Information regarding the drug screening process (along with the Fair Crediting Reporting Act Disclosure and Authorization Statement that must be completed and returned to me before the expiration of this offer) and the participating collection facility closest to your home is included with this letter. Your refusal to consent to this testing, falsification of a test or positive test results will result in denial of employment. The drug screening process should be completed within two (2) business days from the date of your acceptance of this position.

●	As a condition of your employment, you will be required to sign an Employee Confidentiality & Inventions Agreement (copy enclosed) upon commencing employment with Veeco. This Agreement ensures a common understanding regarding your responsibilities in this matter.

Employment at Veeco is on an at-will basis which means that employment is not for any specific period and either the Company or its employees can terminate the employment relationship at any time, with or without cause or notice.

This letter constitutes all the terms of Veeco’s offer of employment and supersedes all previous conditions, whether verbal, written or implied. The terms of this offer can only be changed in writing and must be signed by both the employee and appropriate representative of Veeco. By signing this letter you are agreeing to the terms and conditions contained in it and you agree to comply with Veeco’s Code of Business Conduct. Additionally, you agree that these documents, taken together with our Employment Application, constitute the entire agreement and understanding between Veeco and you. Finally, you acknowledge that any of Veeco’s policies and procedures and benefit programs may be amended from time to time by Veeco in its sole discretion.

This offer will expire on Friday, March 13, 2020. Kindly indicate your acceptance by signing and returning a copy of this letter to my attention.

Exhibit 10.32

Susan, we are very impressed with your potential for success and we look forward to having you join the Veeco team at a most exciting time in the history of the Company. Please let Bill or me know if we can be of assistance with respect to any aspect of our offer.

Sincerely,

/s/ ROBERT W. BRADSHAW

Robert W. Bradshaw

Sr. Vice President, Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ SUSAN WILKERSON

__________________________________________________________

Susan WilkersonProposed Start Date

cc: Bill Miller, Al Climent (Spencer Stuart)